Exhibit 99.1

Meridian Corporation Reports Third Quarter 2023 Results and Announces a Quarterly Dividend of $0.125 per Common Share.
MALVERN, PA., October 27, 2023 — Meridian Corporation (Nasdaq: MRBK) today reported:
•Net income of $4.0 million and diluted earnings of $0.35 per share for the third quarter ended September 30, 2023.
•Return on average assets and return on average equity for the third quarter of 2023 were 0.73% and 10.17%, respectively.
•Net interest margin was 3.29% for the third quarter of 2023, with a loan yield of 7.08%.
•Total assets at September 30, 2023 and June 30, 2023 were $2.2 billion, compared to $1.9 billion at September 30, 2022.
•Third quarter overall commercial loan growth was $21.3 million, or 6.1% annualized; residential and home equity loans increased by $15.1 million on a combined basis, or 19.2% annualized.
•Third quarter deposit growth was $26.0 million, or 6.0% annualized.
•Raised $9.7 million in subordinated debt at 8.00% during the quarter for growth and capital purposes.

•On October 26, 2023, the Board of Directors declared a quarterly cash dividend of $0.125 per common share, payable November 20, 2023 to shareholders of record as of November 13, 2023.

Total assets remained relatively flat quarter over quarter, however our portfolio loans increased $25.3 million, or 1.4% and total deposits increased $26.0 million, or 1.5%, during the period. "We were pleased with our growth in the third quarter as we prioritize our asset mix to emphasize relationship-based credits," said Christopher J. Annas, Chairman and CEO. "We continue to show growth in deposits, reduction in borrowings, and strengthening of our capital position. While our margin compressed slightly, we remain focused on high quality assets and prudent management of the balance sheet."

Mortgage banking revenue was down $231 thousand over the prior quarter reflecting lower than anticipated loan production along with lower gain on sale margins. "With the seasonal slowdown and increasing mortgage rates, mortgage origination decreased $14.5 million. The increase in the ten year Treasury and the lack of homes for sale continue to plague the division as we are simultaneously working to tailor operations to reasonable levels," Mr. Annas added.

Mr. Annas concluded, "Our growth this year in such a challenging environment is a strong indicator of our success in and our commitment to the regions we serve. We remain focused on opportunities that provide us with additional business and help foster long-term customer connections."

Exhibit 99.1
Select Condensed Financial Information

	As of or for the quarter ended (Unaudited)
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	(Dollars in thousands, except per share data)
Income:
Net income	$4,005	$4,645	$4,021	$4,557	$5,798
Basic earnings per common share	0.36	0.42	0.36	0.40	0.49
Diluted earnings per common share	0.35	0.41	0.34	0.39	0.48
Net interest income	17,224	17,098	17,677	18,518	18,026

Balance Sheet:
Total assets	$2,230,971	$2,206,877	$2,229,783	$2,062,228	$1,921,924
Loans, net of fees and costs	1,885,629	1,859,839	1,818,189	1,743,682	1,610,349
Total deposits	1,808,645	1,782,605	1,770,413	1,712,479	1,673,553
Non-interest bearing deposits	244,668	269,174	262,636	301,727	290,169
Stockholders' equity	155,114	153,962	153,049	153,280	151,161

Balance Sheet (Average Balances):
Total assets	$2,184,385	$2,166,574	$2,088,599	$1,962,915	$1,868,194
Total interest earning assets	2,086,331	2,070,640	1,995,460	1,877,967	1,791,255
Loans, net of fees and costs	1,876,648	1,847,736	1,783,322	1,674,215	1,565,861
Total deposits	1,782,140	1,775,444	1,759,571	1,698,597	1,597,648
Non-interest bearing deposits	253,485	266,675	296,037	312,297	295,975
Stockholders' equity	156,271	154,179	153,179	151,791	157,614

Performance Ratios (Annualized):
Return on average assets	0.73%	0.86%	0.78%	0.92%	1.23%
Return on average equity	10.17%	12.08%	10.65%	11.91%	14.59%

Income Statement - Third Quarter 2023 Compared to Second Quarter 2023
Net income of $4.0 million, decreased $640 thousand from $4.6 million for the second quarter driven by a lower level of non-interest income and a higher level of non-interest expense, partially offset by an increase in net interest income and lower loan loss provision. Non-interest income decreased $1.0 million or 11.4%, due to lower levels of gains on sale of mortgage and SBA loans. Non-interest expense increased $403 thousand, or 2.1% due primarily to increased salaries and benefits expense and professional fees. Net interest income increased $128 thousand, or 0.7%, on a tax equivalent basis due to an increase in earnings assets. Detailed explanations of the major categories of income and expense follow below.

Exhibit 99.1

Net Interest income
The rate/volume analysis table below analyzes dollar changes in the components of interest income and interest expense as they relate to the change in balances (volume) and the change in interest rates (rate) of tax-equivalent net interest income for the periods indicated and allocated by rate and volume. Changes in interest income and/or expense related to changes attributable to both volume and rate have been allocated proportionately based on the relationship of the absolute dollar amount of the change in each category.

	Quarter Ended
(dollars in thousands)	September 30, 2023	June 30, 2023	$ Change	% Change	Change due to rate	Change due to volume
Interest income:
Due from banks	$244	$275	$(31)	(11.3)%	$25	$(56)
Federal funds sold	1	3	(2)	(66.7)%	1	(3)
Investment securities - taxable (1)	901	992	(91)	(9.2)%	(18)	(73)
Investment securities - tax exempt (1)	410	426	(16)	(3.8)%	(9)	(7)
Loans held for sale	456	407	49	12.0%	40	9
Loans held for investment (1)	33,526	31,810	1,716	5.4%	1,213	503
Total loans	33,982	32,217	1,765	5.5%	1,253	512
Total interest income	$35,538	$33,913	$1,625	4.8%	$1,252	$373
Interest expense:
Interest-bearing demand deposits	$1,488	$1,840	$(352)	(19.1)%	$42	$(394)
Money market and savings deposits	6,755	5,371	1,384	25.8%	796	588
Time deposits	7,300	6,812	488	7.2%	537	(49)
Total deposits	15,543	14,023	1,520	10.8%	1,375	145
Borrowings	2,086	2,129	(43)	(2.0)%	(103)	60
Subordinated debentures	606	586	20	3.4%	6	14
Total interest expense	18,235	16,738	1,497	8.9%	1,278	219
Net interest income differential	$17,303	$17,175	$128	0.75%	$(26)	$154
(1) Reflected on a tax-equivalent basis.
Interest income increased $1.6 million on a tax equivalent basis, quarter-over-quarter, due to a higher yield on earning assets and higher levels of average earning assets. The yield on earnings assets rose 19 basis points during the period, while average earning assets increased by $15.7 million.

The yield on total loans increased 19 basis points and the yield on cash and investments decreased 1 basis point combined, reflecting the impact on rates from the Federal Reserve’s monetary policy. Nearly $713.5 million in loans repriced during the quarter with an average increase of 25 basis points. Average total loans, excluding residential loans for sale, increased $28.9 million. Construction, commercial real estate, and small business loans increased $19.3 million on average, combined, while home equity loans and residential real estate loans held in portfolio increased $15.9 million on average, combined.
Total interest expense increased $1.5 million, quarter-over-quarter, due primarily to market interest rate rises, and increases in both deposit and borrowing average balances. Interest expense on deposits increased $1.5 million as total average deposits increased $19.9 million and the cost of interest-bearing deposits increased 30 basis points to 4.03%. Interest expense on borrowings decreased $43 thousand as the cost of borrowings decreased 30 basis points due to the positive carry on a $75 million pay fixed swap, partially offset by the increase in average borrowings for the period.

Although net interest income increased quarter over quarter, the net interest margin decreased 4 basis points to 3.29% as the cost of funds outpaced the increase in yield on earnings assets. The margin was also affected by a reduction in average non-interest bearing deposits, which were down on average by $13.2 million for the quarter.
Provision for Credit Losses
The overall provision for credit losses is comprised of provisioning for funded loans as well as unfunded commitments. The combined provision decreased to $82 thousand for the third quarter from $705 thousand for the second quarter. The reduction was due in part to a decline in the overall exposure to unfunded loan balances at the end of the third quarter, causing a reduction in the unfunded reserve of $192 thousand. The remaining decrease in provisioning was due largely to favorable changes in some baseline loss rates and certain macroeconomic factors underlying the funded loss model.

Exhibit 99.1
Non-interest income
The following table presents the components of non-interest income for the periods indicated:

	Quarter Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023	$ Change	% Change
Mortgage banking income	$4,819	$5,050	$(231)	(4.6)%
Wealth management income	1,258	1,235	23	1.9%
SBA loan income	982	1,767	(785)	(44.4)%
Earnings on investment in life insurance	201	193	8	4.1%
Net change in the fair value of derivative instruments	103	183	(80)	(43.7)%
Net change in the fair value of loans held-for-sale	111	(199)	310	(155.8)%
Net change in the fair value of loans held-for-investment	(570)	(219)	(351)	160.3%
Net (loss) gain on hedging activity	82	(1)	83	(8300.0)%
Net loss on sale of investment securities available-for-sale	(3)	(54)	51	(94.4)%
Other	1,103	1,169	(66)	(5.6)%
Total non-interest income	$8,086	$9,124	$(1,038)	(11.4)%
Total non-interest income decreased $1.0 million, or 11.4%, quarter-over-quarter as a result of lower mortgage banking income and lower SBA loan income. Mortgage banking income decreased $231 thousand, or 4.6% quarter-over-quarter, due to lower levels of mortgage loan originations, which decreased $14.5 million. In addition to lower volume, the gain on sale margin decreased 18 basis points over the prior quarter. The fair value of loans held for sale and loans held for investment, along with the fair value of derivatives instruments and net gain on hedging activity, decreased $38 thousand in total.

SBA loan income decreased $785 thousand, or 44.4%, due to a combination of a decrease in the gain on sale of SBA loans and an increase in servicing asset impairment quarter over quarter. While the value of SBA loans sold for the quarter-ended September 30, 2023 was only slightly less than the volume sold for the quarter-ended June 30, 2023 ($26.2 million vs $27.8 million), the gross margin on sale was 6.2% for the quarter-ended September 30, 2023 compared to 7.0% for the quarter-ended June 30, 2023. Also contributing to the decrease in SBA loan income was an increase in servicing asset impairment, led by an increase in the prepayment assumption that drives the servicing asset valuation.

Non-interest expense
The following table presents the components of non-interest expense for the periods indicated:

	Quarter Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023	$ Change	% Change
Salaries and employee benefits	$12,420	$12,152	$268	2.2%
Occupancy and equipment	1,226	1,140	86	7.5%
Professional fees	1,104	1,004	100	10.0%
Advertising and promotion	848	1,091	(243)	(22.3)%
Data processing and software	1,652	1,681	(29)	(1.7)%
Pennsylvania bank shares tax	244	245	(1)	(0.4)%
Other	2,524	2,302	222	9.6%
Total non-interest expense	$20,018	$19,615	$403	2.1%
Salaries and employee benefits increased $268 thousand overall, with bank and wealth segments combined having increased $234 thousand, and the mortgage segment increased $34 thousand. Bank and wealth segment salaries and employee benefits were up due to one-time payment of severance to a former Meridian Equipment Finance officer as well as stock based compensation.

Professional fees increased $100 thousand during the current quarter due to an increase in loan and lease workout expenses which has helped lead to an increase in recoveries when compared to the prior year. Professional fees were also impacted by system conversion fees for a new loan servicing platform for our mortgage segment. Occupancy expenses were up due to branch re-locations, equipment and some repairs/maintenance. Advertising and promotion expense decreased $243 thousand from the prior quarter as a result of a decrease in business development expense and certain advertising expense due to seasonality. Other non-interest expense increased $222 thousand over the prior quarter due largely to an increase in FDIC insurance expense, an increase in certain commercial and consumer related loan expenses due to portfolio growth, and an increase in our mortgage related representations and warranties reserves, offset by a reduction in the unfunded allowance for credit losses.

Exhibit 99.1
Balance Sheet - September 30, 2023 Compared to June 30, 2023
As of September 30, 2023, total assets increased $24.1 million, or 1.1%, to $2.2 billion from June 30, 2023. This increase was due to an increase in cash and cash equivalents and an increase in loans. Interest-bearing cash increased $9.7 million, or 26.8%, to $46.0 million as of September 30, 2023, from June 30, 2023.
Portfolio loan growth was $25.3 million, or 1.4% quarter-over-quarter. Commercial mortgage loans increased $47.9 million, or 7.4%, residential real estate loans held in portfolio increased $8.5 million, or 3.4%, while home equity lines and loans increased $6.6 million, or 9.8% as well. Partially offsetting portfolio loan growth were commercial & industrial loans which decreased $10.4 million, or 3.4%, construction loans which decreased $9.5 million, or 3.3%, small business loans which decreased $6.7 million, or 4.5%, due to loan sales during the period, and lease financings that decreased $11.1 million, or 7.4% from June 30, 2023.
Total deposits increased $26.0 million, or 1.5% quarter-over-quarter, due largely to higher levels of money market deposits which increased $36.1 million. Much of the increase came from business accounts as well as some seasonal deposits related to school tuition and taxes. Noninterest-bearing deposits decreased $24.5 million, during the period. Servicing deposits of approximately $7.2 million also paid out seasonally, with much of the rest of the change in non-interest bearing accounts migrating to other accounts. Time deposits increased $13.9 million, or 2.1%, from retail and wholesale efforts as customers opt for higher term interest rates.
In September, Meridian Corporation raised $9.7 million in subordinated debt at 8.00% with a term of 10 years. The funds will be used for general corporate purposes, including providing capital to Meridian Bank and supporting organic growth.
Consolidated stockholders’ equity of the Corporation increased by $1.2 million from June 30, 2023, to $155.1 million as of September 30, 2023. Changes to equity for the current quarter included net income of $4.0 million, partially offset by a $1.5 million decline in other comprehensive income and prior quarter dividends paid of $1.4 million. The Community Bank Leverage Ratio for the Bank was 9.65% at September 30, 2023.

Asset Quality Summary
The ratio of non-performing loans to total loans increased to 1.53% as of September 30, 2023, from 1.44% as of June 30, 2023, while non-performing assets to total assets was up to 1.38% as of September 30, 2023, compared to 1.32% at June 30, 2023. Total non-performing loans of $29.1 million as of September 30, 2023, increased $1.7 million from $27.4 million as of June 30, 2023 due to downgrades of several SBA loans and residential real estate loans, offset somewhat by the impact of returning a residential real estate loan to accrual status, and charge-offs in commercial and SBA loans as of September 30, 2023.
Meridian realized net charge-offs of 0.05% of total average loans for the quarter ended September 30, 2023, consistent with the quarter ended June 30, 2023 level of 0.05%. Net charge-offs for the quarter ended September 30, 2023 were $913 thousand, comprised of $1.0 million in charge-offs, with $95 thousand in recoveries for the quarter. While a large percentage of charge-offs for the quarter ended September 30, 2023 continue to come from small ticket equipment leases, the level of charge-offs in this portfolio declined by $169 thousand, while we also realized $90 thousand of recoveries related to the small ticket equipment lease portfolio. There were also charge-offs of $272 thousand on SBA loans that had previously been classified as non-performing loans in a prior period.
The ratio of allowance for credit losses to total loans held for investment, excluding loans at fair value (a non-GAAP measure, see reconciliation in the Appendix), was 1.05% as of September 30, 2023 compared to 1.10% as of June 30, 2023. As of September 30, 2023 there were specific reserves of $2.6 million against non-performing loans, an increase from $2.5 million as of June 30, 2023 due to the increase of the existing specific reserve on a commercial loan relationship classified as a non-performing, combined with the impact of establishing a new specific reserve on an SBA loan relationship during the current quarter.

Bank Sector Considerations
Meridian is a regional community bank with loans and deposits that are well diversified in size, type, location and industry. We manage this diversification carefully, while avoiding concentrations in business lines. Meridian’s model continues to build on our strong and stable financial position, which serves our regional customers and communities with the banking products and services needed to help build their prosperity.
As a commercial bank, the majority of Meridian's deposit base is comprised of business deposits (58%), with consumer deposits amounting to 12% at September 30, 2023. Municipal deposits (8%) and brokered deposits (22%) provide growth funding. Historically, business deposits lag loan fundings. A typical business relationship maintains operating accounts, investment accounts or sweep accounts and business owners may also have personal savings or wealth accounts. Deposit balances in business accounts have a tendency to be higher on average than consumer accounts. At September 30, 2023, 63% of business accounts and 88% of consumer accounts were fully insured by the FDIC. The municipal deposits are 100% collateralized and brokered deposits are 100% FDIC insured. The level of uninsured deposits for the entire deposit base was 23% at September 30, 2023.
Meridian also maintains borrowing arrangements with various correspondent banks to meet short-term liquidity needs and has access to approximately $1.0 billion in liquidity from numerous sources, including its borrowing capacity with the FHLB and other financial institutions, as well as funding through the CDARS program or through brokered CD arrangements. In addition, the Bank is eligible to receive funds under the new Bank Term Funding Program ("BTFP") announced by the Federal Reserve. At September 30, 2023 Meridian elected to secure $33 million in borrowings from the Federal Reserve under the BTFP due to the favorable rate. Management believes that the above sources of liquidity provide Meridian with the necessary resources to meet its short-term and long-term funding requirements.

Exhibit 99.1

About Meridian Corporation
Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is an innovative community bank serving Pennsylvania, New Jersey, Delaware and Maryland. Through its 20 offices, including banking branches and mortgage locations, Meridian offers a full suite of financial products and services. Meridian specializes in business and industrial lending, retail and commercial real estate lending, electronic payments, and wealth management solutions through Meridian Wealth Partners. Meridian also offers a broad menu of high-yield depository products supported by robust online and mobile access. For additional information, visit our website at www.meridianbanker.com. Member FDIC.

“Safe Harbor” Statement
In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Meridian Corporation’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Meridian Corporation’s control). Numerous competitive, economic, regulatory, legal and technological factors, risks and uncertainties that could cause actual results to differ materially include, without limitation, credit losses and the credit risk of our commercial and consumer loan products; changes in the level of charge-offs and changes in estimates of the adequacy of the allowance for credit losses, or ACL; cyber-security concerns; rapid technological developments and changes; increased competitive pressures; changes in spreads on interest-earning assets and interest-bearing liabilities; changes in general economic conditions and conditions within the securities markets; unanticipated changes in our liquidity position; unanticipated changes in regulatory and governmental policies impacting interest rates and financial markets; legislation affecting the financial services industry as a whole, and Meridian Corporation, in particular; changes in accounting policies, practices or guidance; developments affecting the industry and the soundness of financial institutions and further disruption to the economy and U.S. banking system; among others, could cause Meridian Corporation’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Meridian Corporation cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Meridian Corporation’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2022 and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Meridian Corporation does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Meridian Corporation or by or on behalf of Meridian Bank.

Exhibit 99.1
MERIDIAN CORPORATION AND SUBSIDIARIES
FINANCIAL RATIOS (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	Quarter Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Earnings and Per Share Data:
Net income	$4,005	$4,645	$4,021	$4,557	$5,798
Basic earnings per common share	$0.36	$0.42	$0.36	$0.40	$0.49
Diluted earnings per common share	$0.35	$0.41	$0.34	$0.39	$0.48
Common shares outstanding	11,178	11,178	11,305	11,466	11,689

Performance Ratios:
Return on average assets	0.73%	0.86%	0.78%	0.92%	1.23%
Return on average equity	10.17	12.08	10.65	11.91	14.59
Net interest margin (tax-equivalent)	3.29	3.33	3.61	3.93	4.01
Yield on earning assets (tax-equivalent)	6.76	6.57	6.31	5.88	5.10
Cost of funds	3.63	3.39	2.83	2.07	1.17
Efficiency ratio	79.09%	74.80%	73.16%	75.61%	71.72%

Asset Quality Ratios:
Net charge-offs (recoveries) to average loans	0.05%	0.05%	0.08%	0.05%	0.02%
Non-performing loans to total loans	1.53	1.44	1.25	1.20	1.40
Non-performing assets to total assets	1.38	1.32	1.11	1.11	1.20
Allowance for credit losses to:
Total loans held for investment	1.04	1.09	1.12	1.08	1.18
Total loans held for investment (excluding loans at fair value) (1)	1.05	1.10	1.13	1.09	1.20
Non-performing loans	67.61%	73.97%	88.41%	88.66%	82.20%

Capital Ratios:
Book value per common share	$13.88	$13.77	$13.54	$13.37	$12.93
Tangible book value per common share	$13.53	$13.42	$13.18	$13.01	$12.58
Total equity/Total assets	6.95%	6.98%	6.86%	7.43%	7.87%
Tangible common equity/Tangible assets - Corporation (1)	6.79	6.81	6.70	7.25	7.67
Tangible common equity/Tangible assets - Bank (1)	8.89	8.54	8.26	8.80	9.61
Tier 1 leverage ratio - Corporation	7.52	7.46	7.65	8.13	8.54
Tier 1 leverage ratio - Bank	9.65	9.22	9.32	9.95	10.52
Common tier 1 risk-based capital ratio - Corporation	8.43	8.38	8.44	8.77	9.28
Common tier 1 risk-based capital ratio - Bank	10.82	10.35	10.27	10.73	11.44
Tier 1 risk-based capital ratio - Corporation	8.43	8.38	8.44	8.77	9.28
Tier 1 risk-based capital ratio - Bank	10.82	10.35	10.27	10.73	11.44
Total risk-based capital ratio - Corporation	11.96	11.49	11.63	12.05	12.80
Total risk-based capital ratio - Bank	11.85%	11.43%	11.41%	11.87%	12.70%
(1) See Non-GAAP reconciliation in the Appendix

Exhibit 99.1
MERIDIAN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Interest income:
Loans and other finance receivables, including fees	$33,980	$32,215	$21,848	$95,612	$58,187
Securities - taxable	901	992	648	2,853	1,599
Securities - tax-exempt	333	351	369	1,038	1,015
Cash and cash equivalents	245	278	93	741	157
Total interest income	35,459	33,836	22,958	100,244	60,958
Interest expense:
Deposits	15,543	14,023	4,075	41,013	7,182
Borrowings	2,692	2,715	857	7,230	2,166
Total interest expense	18,235	16,738	4,932	48,243	9,348
Net interest income	17,224	17,098	18,026	52,001	51,610
Provision for credit losses	82	705	526	2,186	1,743
Net interest income after provision for credit losses	17,142	16,393	17,500	49,815	49,867
Non-interest income:
Mortgage banking income	4,819	5,050	7,329	13,143	21,367
Wealth management income	1,258	1,235	1,114	3,689	3,672
SBA loan income	982	1,767	989	3,463	3,946
Earnings on investment in life insurance	201	193	138	585	413
Net change in the fair value of derivative instruments	103	183	127	217	(713)
Net change in the fair value of loans held-for-sale	111	(199)	(237)	(88)	(1,094)
Net change in the fair value of loans held-for-investment	(570)	(219)	(886)	(673)	(2,499)
Net (loss) gain on hedging activity	82	(1)	399	81	4,941
Net loss on sale of investment securities available-for-sale	(3)	(54)	—	(58)	—
Other	1,103	1,169	1,251	3,489	3,695
Total non-interest income	8,086	9,124	10,224	23,848	33,728
Non-interest expense:
Salaries and employee benefits	12,420	12,152	13,360	35,633	41,585
Occupancy and equipment	1,226	1,140	1,191	3,610	3,619
Professional fees	1,104	1,004	899	2,930	2,659
Advertising and promotion	848	1,091	1,165	2,799	3,340
Data processing and software	1,652	1,681	1,442	4,764	3,939
Pennsylvania bank shares tax	244	245	202	735	612
Other	2,524	2,302	2,002	6,951	5,646
Total non-interest expense	20,018	19,615	20,261	57,422	61,400
Income before income taxes	5,210	5,902	7,463	16,241	22,195
Income tax expense	1,205	1,257	1,665	3,568	4,927
Net income	$4,005	$4,645	$5,798	$12,673	$17,268

Basic earnings per common share	$0.36	$0.42	$0.49	$1.14	$1.45
Diluted earnings per common share	$0.35	$0.41	$0.48	$1.11	$1.40

Basic weighted average shares outstanding	11,057	11,062	11,736	11,130	11,928
Diluted weighted average shares outstanding	11,363	11,304	12,118	11,449	12,344

Exhibit 99.1
MERIDIAN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Assets:
Cash and due from banks	$13,737	$10,576	$8,473	$11,299	$12,114
Interest-bearing deposits at other banks	46,022	36,290	100,030	27,092	20,774
Cash and cash equivalents	59,759	46,866	108,503	38,391	32,888
Securities available-for-sale, at fair value	122,218	126,668	142,933	135,346	127,999
Securities held-to-maturity, at amortized cost	36,232	36,463	36,525	37,479	37,922
Equity investments	2,019	2,097	2,110	2,086	2,092
Mortgage loans held for sale, at fair value	23,144	40,422	35,701	22,243	33,800
Loans and other finance receivables, net of fees and costs	1,885,629	1,859,839	1,818,189	1,743,682	1,610,349
Allowance for credit losses	(19,683)	(20,242)	(20,442)	(18,828)	(18,974)
Loans and other finance receivables, net of the allowance for credit losses	1,865,946	1,839,597	1,797,747	1,724,854	1,591,375
Restricted investment in bank stock	8,309	9,157	10,173	6,931	5,217
Bank premises and equipment, net	13,310	13,234	13,281	13,349	12,835
Bank owned life insurance	28,641	28,440	28,247	28,055	22,916
Accrued interest receivable	8,984	7,651	7,651	7,363	6,008
Other real estate owned	1,703	1,703	1,703	1,703	—
Deferred income taxes	4,993	4,258	4,017	3,936	5,722
Servicing assets	11,835	12,193	12,125	12,346	12,807
Goodwill	899	899	899	899	899
Intangible assets	3,022	3,073	3,124	3,175	3,226
Other assets	39,957	34,156	25,044	24,072	26,218
Total assets	$2,230,971	$2,206,877	$2,229,783	$2,062,228	$1,921,924

Liabilities:
Deposits:
Non-interest bearing	$244,668	$269,174	$262,636	$301,727	$290,169
Interest bearing
Interest checking	156,537	155,907	232,616	219,838	236,562
Money market and savings deposits	746,599	710,546	647,904	697,564	709,127
Time deposits	660,841	646,978	627,257	493,350	437,695
Total interest-bearing deposits	1,563,977	1,513,431	1,507,777	1,410,752	1,383,384
Total deposits	1,808,645	1,782,605	1,770,413	1,712,479	1,673,553
Borrowings	177,959	194,636	233,883	122,082	23,458
Subordinated debentures	50,079	40,348	40,319	40,346	40,597
Accrued interest payable	7,814	5,612	3,836	2,389	1,154
Other liabilities	31,360	29,714	28,283	31,652	32,001
Total liabilities	2,075,857	2,052,915	2,076,734	1,908,948	1,770,763

Stockholders’ equity:
Common stock	13,181	13,181	13,180	13,156	13,101
Surplus	79,731	79,650	79,473	79,072	78,313
Treasury stock	(26,079)	(26,079)	(24,512)	(21,821)	(18,033)
Unearned common stock held by employee stock ownership plan	(1,403)	(1,403)	(1,403)	(1,403)	(1,602)
Retained earnings	102,043	99,434	96,180	95,815	92,405
Accumulated other comprehensive loss	(12,359)	(10,821)	(9,869)	(11,539)	(13,023)
Total stockholders’ equity	155,114	153,962	153,049	153,280	151,161
Total liabilities and stockholders’ equity	$2,230,971	$2,206,877	$2,229,783	$2,062,228	$1,921,924

Exhibit 99.1
MERIDIAN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND SEGMENT INFORMATION (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Interest income	$35,459	$33,836	$30,947	$27,763	$22,958
Interest expense	18,235	16,738	13,270	9,245	4,932
Net interest income	17,224	17,098	17,677	18,518	18,026
Provision for credit losses	82	705	1,399	746	526
Non-interest income	8,086	9,124	6,638	7,996	10,224
Non-interest expense	20,018	19,615	17,789	20,047	20,261
Income before income tax expense	5,210	5,902	5,127	5,721	7,463
Income tax expense	1,205	1,257	1,106	1,164	1,665
Net Income	$4,005	$4,645	$4,021	$4,557	$5,798

Basic weighted average shares outstanding	11,057	11,062	11,272	11,389	11,736
Basic earnings per common share	$0.36	$0.42	$0.36	$0.40	$0.49

Diluted weighted average shares outstanding	11,363	11,304	11,656	11,795	12,118
Diluted earnings per common share	$0.35	$0.41	$0.34	$0.39	$0.48

	Segment Information
	Three Months Ended September 30, 2023				Three Months Ended September 30, 2022
(dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$17,205	$(15)	$34	$17,224	$17,664	$218	$144	$18,026
Provision for credit losses	82	—	—	82	526	—	—	526
Net interest income after provision	17,123	(15)	34	17,142	17,138	218	144	17,500
Non-interest income	1,758	1,258	5,070	8,086	1,730	1,114	7,380	10,224
Non-interest expense	12,564	826	6,628	20,018	11,354	780	8,127	20,261
Income (loss) before income taxes	$6,317	$417	$(1,524)	$5,210	$7,514	$552	$(603)	$7,463
Efficiency ratio	66%	66%	130%	79%	59%	59%	108%	72%

	Nine Months Ended September 30, 2023				Nine Months Ended September 30, 2022
(dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$51,928	$(12)	$85	$52,001	$50,197	$628	$785	$51,610
Provision for credit losses	2,186	—	—	2,186	1,743	—	—	1,743
Net interest income after provision	49,742	(12)	85	49,815	48,454	628	785	49,867
Non-interest income	5,696	3,689	14,463	23,848	6,267	3,671	23,790	33,728
Non-interest expense	35,608	2,704	19,110	57,422	32,186	2,480	26,734	61,400
Income (loss) before income taxes	$19,830	$973	$(4,562)	$16,241	$22,535	$1,819	$(2,159)	$22,195
Efficiency ratio	62%	74%	131%	76%	57%	58%	109%	72%

MERIDIAN CORPORATION AND SUBSIDIARIES
APPENDIX: NON-GAAP MEASURES (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)
Meridian believes that non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts. The non-GAAP disclosure have limitations as an analytical tool, should not be viewed as a substitute for performance and financial condition measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Meridian’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Allowance For Loan Losses to Loans, Net of Fees and Costs, Excluding PPP Loans and Loans at Fair Value
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Allowance for credit losses (GAAP)	$19,683	$20,242	$20,442	$18,828	$18,974

Loans, net of fees and costs (GAAP)	1,885,629	1,859,839	1,818,189	1,743,682	1,610,349
Less: PPP loans	(289)	(187)	(238)	(4,579)	(8,610)
Less: Loans fair valued	(13,231)	(14,403)	(14,434)	(14,502)	(14,702)
Loans, net of fees and costs, excluding loans at fair value and PPP loans (non-GAAP)	$1,872,109	$1,845,249	$1,803,517	$1,724,601	$1,587,037

Allowance for credit losses to loans, net of fees and costs (GAAP)	1.04%	1.09%	1.12%	1.08%	1.18%
Allowance for credit losses to loans, net of fees and costs, excluding PPP loans and loans at fair value (non-GAAP)	1.05%	1.10%	1.13%	1.09%	1.20%

	Tangible Common Equity Ratio Reconciliation - Corporation
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Total stockholders' equity (GAAP)	$155,114	$153,962	$153,049	$153,280	$151,161
Less: Goodwill and intangible assets	(3,921)	(3,972)	(4,023)	(4,074)	(4,125)
Tangible common equity (non-GAAP)	151,193	149,990	149,026	149,206	147,036

Total assets (GAAP)	2,230,971	2,206,877	2,229,783	2,062,228	1,921,924
Less: Goodwill and intangible assets	(3,921)	(3,972)	(4,023)	(4,074)	(4,125)
Tangible assets (non-GAAP)	$2,227,050	$2,202,905	$2,225,760	$2,058,154	$1,917,799
Tangible common equity to tangible assets ratio - Corporation (non-GAAP)	6.79%	6.81%	6.70%	7.25%	7.67%

	Tangible Common Equity Ratio Reconciliation - Bank
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Total stockholders' equity (GAAP)	$201,996	$192,209	$187,954	$185,039	$188,386
Less: Goodwill and intangible assets	(3,921)	(3,972)	(4,023)	(4,074)	(4,125)
Tangible common equity (non-GAAP)	198,075	188,237	183,931	180,965	184,261

Total assets (GAAP)	2,232,297	2,208,252	2,229,721	2,059,557	1,921,714
Less: Goodwill and intangible assets	(3,921)	(3,972)	(4,023)	(4,074)	(4,125)
Tangible assets (non-GAAP)	$2,228,376	$2,204,280	$2,225,698	$2,055,483	$1,917,589
Tangible common equity to tangible assets ratio - Bank (non-GAAP)	8.89%	8.54%	8.26%	8.80%	9.61%

	Tangible Book Value Reconciliation
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Book value per common share	$13.88	$13.77	$13.54	$13.37	$12.93
Less: Impact of goodwill /intangible assets	0.35	0.35	0.36	0.36	0.35
Tangible book value per common share	$13.53	$13.42	$13.18	$13.01	$12.58